Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

PHI, INC. ANNOUNCES OFFERING

OF SENIOR SECURED NOTES DUE 2023

LAFAYETTE, LOUISIANA, June 15, 2018 – PHI, Inc. (The Nasdaq Select Global Market: PHII (voting); PHIIK (non-voting)) (“PHI”) announced today that it is proposing, subject to market and other conditions, to privately place (the “Debt Offering”) up to $500 million aggregate principal amount of senior secured notes due 2023 (the “2023 Notes”). Each of PHI’s existing and future domestic restricted subsidiaries are expected to guarantee the 2023 Notes. The actual amount of the 2023 Notes, if any, sold by PHI in connection with the Debt Offering will depend on market conditions. The 2023 Notes, if issued, would be secured by first priority liens, subject to certain customary exceptions, on (i) mortgages on its and its guarantor subsidiaries’ oil and gas aircraft registered in the United States, Canada and Australia, and (ii) a pledge of all of the equity interests in its wholly-owned air medical subsidiary and (iii) a pledge of 66% of the equity interests in its wholly-owned foreign affiliate that conducts its Asia-Pacific operations, as well as the proceeds and products from any and all of the foregoing.

The 2023 Notes will be offered to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Securities Act”).

PHI has not yet entered into a definitive agreement with respect to the Debt Offering, and no assurance can be given that the Debt Offering will be completed. PHI intends to use the net proceeds from the Debt Offering, together with borrowings under a new term loan that we expect to arrange and cash on hand, to:

•	complete a concurrently-announced cash tender offer and consent solicitation (the “Tender Transactions”), subject to the terms and conditions described in the related documents, to purchase any and all of the $500 million aggregate principal amount of PHI’s outstanding 5.25% Senior Notes due 2019 (the “2019 Notes”), and redeem any 2019 Notes that remain outstanding following the expiration date of the Tender Transactions, including the payment of accrued interest on the 2019 Notes purchased under these transactions and all related fees and expenses; and

•	fully repay and terminate PHI’s current revolving credit facility, which matures on March 7, 2019.

The 2023 Notes and the guarantees have not been, and are not expected to be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute (i) an offer to sell or the solicitation of an offer to buy the 2023 Notes, the related guarantees or any other securities, (ii) an offer to purchase or a solicitation of an offer to sell the 2019 Notes or any other securities, or (iii) a notice of redemption of the 2019 Notes or an obligation to issue a notice of redemption under the indenture governing the 2019 Notes.

Any issuance of the 2023 Notes will be subject to obtaining credit under newly-arranged term and revolving credit facilities and certain customary closing conditions. The Debt Offering is not conditioned upon the consummation of the Tender Transactions.

This press release is issued in accordance with Rule 135c under the Securities Act.

ABOUT PHI, INC.

PHI, Inc. is one of the world’s leading helicopter services companies, operating over 240 aircraft in over 70 locations around the world. Known industry wide for the relentless pursuit of safe, reliable helicopter transportation, PHI offers services to the offshore Oil and Gas, Air Medical applications, and Technical Services applications around the world. The staff of pilots and maintenance technicians gives the company a great depth in all areas of operation and is composed of highly skilled, dedicated, hardworking and loyal employees. In addition to operations in the United States, the company has operated in 43 foreign countries and continues to operate for customers across the globe. PHI’s Headquarters are in Lafayette, Louisiana USA and PHI employs approximately 2,400 personnel globally.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact contained in this press release are “forward-looking” statements, as defined by (and subject to the “safe harbor” protections under) the federal securities laws. When used herein, the words “anticipates,” “expects,” “believes,” “seeks,” “hopes,” “intends,” “plans,” “projects,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of judgments and assumptions as of the date such statement are made about future events, many of which are beyond our control. These forward-looking statements, and the assumptions on which they are based, (i) are not guarantees of future events, (ii) are inherently speculative and (iii) are subject to significant risks, uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. All of our forward-looking statements are qualified in their entirety by reference to our discussion of certain important factors that could cause our actual results to differ materially from those anticipated, estimated, projected or implied by us in those forward looking statements.

Factors that could cause our results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, PHI’s ability to consummate the Debt Offering and its other proposed debt refinancing transactions on terms that will permit PHI to reduce its short-term debt and otherwise meet its objectives; the possibility that PHI’s existing noteholders will not be receptive to the Tender Transactions; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in the credit ratings of PHI; changes in PHI’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of PHI to consummate the above-described transactions on the terms described above or at all; and other risks referenced from time to time in PHI’s filings with the U.S. Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all.

Additional factors or risks that we currently deem immaterial, that are not presently known to us, that arise in the future or that are not specific to us could also cause our actual results to differ materially from our expected results. Given these uncertainties, investors are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. PHI undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Further, we may make changes to our plans at any time and without notice, based on any changes in the above-listed factors, our assumptions or otherwise.

CONTACTS

PHI, Inc.

Trudy McConnaughhay

Chief Financial Officer and Secretary

337-272-4452